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                                                                   EXHIBIT 10.7

                         CONSULTING AGREEMENT

     This Agreement entered into as of May 28th, 1999, by and between SMA
REAL TIME, INC. ("SMA"), and EDVARDO BISSICCIO (hereinafter "Bissiccio"). In consideration of the mutual promises and covenants contained below, the parties agree as follows:

     1. Services to be Rendered. Bissiccio shall perform the following marketing and sales services to the best of his abilities and to SMA's satisfaction, including, without limitation:

     (a) Developing and implementing a marketing program and plan for sales of products and services relating to digital audio.

     (b) Making introductions to, or otherwise initiating sales relationships in the area of digital audio.

     2. Term. The term of this Agreement shall be from June 1, 1999 through November 30,1999.

     3. Independent Contractor Status. Bissiccio expressly acknowledges that he will be acting as an independent contractor and not as an employee, for all purposes, including payment of Social Security withholding tax and all other federal, state and local taxes. Bissiccio shall be free to set its own hours and appointments. SMA acknowledges that Bissiccio carries on and agrees that Bissiccio shall be entitled to continue to carry on other business activities, provided that the same to not compete with or interfere with the performance of his obligations hereunder.

     4.  Performance of Bissiccio

     (a) All work performed hereunder by Bissiccio shall be of the highest professional standards and performed to SMA's reasonable satisfaction.

     5. Commissions and other Payments. Bissiccio's compensation under this Agreement is:

     (a)  $25,000 paid upon the execution of this Agreement;

     (b)  $17,500 paid on each of June 30, 1999, July 31, 1999, August 31, 1999,
September 30, 1999, October 31, 1999 and November 30, 1999, for a total of $105,000.

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     (c)  ordinary and necessary expenses incurred by Bissiccio in the performance of his assignment hereunder, subject to prior approval by SMA.

     (d) Commissions on sales made by SMA which result directly from Bissiccio's introductions or other interventions as follows:

          i   Sales resulting from new clients introduced by Bissiccio during the term of this Agreement and for a five (5) year period thereafter;

          ii Sales resulting from new business received by SMA during the term of this Agreement and any extension thereof;

          iii Sales resulting from the introduction or intervention by certain new employees hired at the request of Bissiccio, but limited to sales made during the period that such employees remain employed by SMA. A list of such employees signed by SMA and by Bissiccio shall be attached as a Schedule to this Agreement. Upon the addition or removal of such employees the schedule shall be revised and resigned.

          iv Commissions shall be paid to Bissiccio at the rate of three (3%) percent of the revenue collected from customers, calculated on the basis of total net paid invoices. For purposes of this Agreement, a "net paid invoice" shall equal the gross amount of a paid invoice, less discounts and allowances. Commissions shall be paid to Bissiccio by the tenth day of the month immediately following the month in which payment on invoices is received. Payment of commissions to Bissiccio shall be accompanied by a statement of commissions.

SMA shall have the absolute right, in its discretion, to refuse to accept any orders procured by Bissiccio, or to make any allowances or adjustments to orders. SMA shall notify Bissiccio in writing of such refusals, allowances or adjustments.

          6. Trade Secrets

             (a) With respect to SMA's special business techniques, market analysis, forms, software programs, customer lists, and all other information regarding SMA's products and services, Bissiccio acknowledges that all of such information:

             i   belongs to SMA;

             ii constitutes specialized and highly confidential information not generally known in the industry; and

             ii  constitutes trade secrets of SMA.

Accordingly, Bissiccio recognizes and acknowledges that it is essential to SMA to protect the confidentiality of this trade information.

             (b) Bissiccio agrees to act as a trustee of SMA's confidential information and will hold such information in trust and confidence for SMA's sole and exclusive use and benefit.

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             (c) During the term hereof, and for thirty-six (36) months thereafter, Bissiccio shall not disclose such information to any person, firm, association, or other entity for any reason or purpose whatsoever, unless such information has already become common knowledge or unless Bissiccio is required to disclose the information by judicial process.

          7. Warranty Against Prior Existing Restrictions. Bissiccio represents and warrants to SMA that he is not a party to any agreement containing a non-competition clause or other restriction with respect to the services which he is required to perform hereunder, or the use or disclosure of any information, directly or indirectly, related to SMA's business or to the services he is required to render for SMA.

          8. Prohibition Against Assignment. Bissiccio agrees, for himself and on behalf of his successors, heirs, executors, administrators, and any person or persons claiming under him, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any attempt to do so, contrary to these terms, shall be null and void and shall relieve SMA of any and all obligations or liability hereunder.

          9. Agreement not to Compete. SMA has retained Bissiccio only for the purposes set forth in this Agreement and his relationship to SMA is that of an independent contractor. During the term hereof, Bissiccio shall not, directly or indirectly, enter into, or in any manner take part in, any business, profession, or other endeavor which competes with SMA. Bissiccio shall not so compete either as an employee, agent, independent, contractor, owner, or otherwise.

          10. Restrictive Covenant

              (a) For a period of one (1) year after the expiration or termination of this Agreement for any reason, with or without cause, Bissiccio will not, directly or indirectly, contact any then-existing client of SMA for the purpose of selling services or products in the area of digital audio on behalf of any other person, firm, company, or corporation.

              (b) The parties acknowledge that they have attempted to limit Bissiccio's right to compete only to the extent to protect SMA from unfair competition. However, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court of other trier of fact may modify and enforce the covenant to the extent that it believes the covenant to be reasonable under the circumstances then existing.

              (c) Bissiccio further acknowledges that: (1) in the event this Agreement with SMA terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions; and that his ability to earn a livelihood without violating such restrictions is a material condition to his retention by SMA.

          11. Notice. All notices shall be given in writing and sent by registered or certified mail, return receipt requested, and shall be addressed to:

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              In the case of SMA--

              Michael J. Morrissey, President
              SMA REAL TIME, INC.
              100 Avenue of the Americas, 10th Floor
              New York, New York 10013

              And in the case of Bissiccio--

              EDVARDO BISSICCIO
              938 6th Street, Suite 4
              Santa Monica, CA 90403

          12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

          13. Captions. Captions of the sections of this Agreement are for convenience and reference only, and the words contained shall not be held to modify, amplify, or aid in the interpretation of the provisions of this Agreement.

          14. Counterparts and/or Facsimile Signature. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

          15. Situs. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

           16. Arbitration. Except for obtaining injunctive relief by either party against actual or threatened conduct that would cause irreparable harm to that party, and except for controversies, disputes or claims under this Agreement related to the enforceability of restrictive covenants relating to non-competition, any dispute arising between the parties shall be submitted for arbitration to be administered by the New York City office of the American Arbitration Association on demand of either party. All such claims shall be heard by one arbitrator. Such arbitration proceedings shall be conducted in New York City, and except as otherwise provided in this Agreement, shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall have the right to award or include in its award any relief which he or she deems proper in the circumstances, including without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief, reasonable attorneys' fees and costs. The award and decision of the arbitrator shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court or competent jurisdiction, and each waives any right to contest the validity or enforceability of such award. The arbitrator shall apply the provisions of any applicable limitation on the period of time in which claims must be brought. The parties

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further agree that, in connection with any such arbitration proceeding, each shall submit or file any claim that would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. This provision shall continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement. The parties agree that arbitration shall be conducted on an individual, not a class-wide basis and that none of the parties hereto shall be entitled to consolidation or arbitration proceedings involving such parties with those of any third party, nor shall the arbitrator or any court be empowered to order such consolidation.

          17. Non-Waiver. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

          18. Severablity. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          19. Modifications. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, cancelled, or waived in whole or in part, except by a written instrument signed by the parties hereto.

          20. Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto in reference to all the matters referred to herein, and any previous discussions, promises, representations and understanding relative thereto are merged into the terms of this Agreement and shall have no further force and effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement on this 28th day of May, 1999.

                                              SMA REAL TIME, INC.
                                              By: /s/ Michael Morrissey
                                                  -----------------------
                                                  Michael Morrissey
                                                  SMA President

                                                  /s/ Edvardo Bissiccio
                                                  -----------------------
                                                  EDVARDO BISSICCIO